Exhibit 99.1

                                                          April 30, 2009

Dear STEN Note Holder:

 I am writing to update you regarding STEN Corporation (“STEN”) and the status of the unsecured subordinated notes.

Overall

STEN continues to operate under a “survival plan” that was developed at the beginning of the year and continues to be modified.  The deepening recession, and challenges in the general economy and perhaps most significant, the “virtual freeze” in the capital markets provide us with a limited array of alternatives to address our pressing liquidity issues.   There are many variables; however, successful execution of the current plan over an extended period of time does reflect the eventual repayment of the outstanding subordinated debt.   We have achieved a level of stability in our business.   However, we continue to be severely constrained in terms of our available liquidity.  Any available liquidity is controlled by our senior lender.  While we are working with our senior lender—Valens, U.S. SPV I, LLC (Valens), the capital for payments to subordinated note holders is not available.

We have reduced our administrative costs by well over $1 million per year eliminating all of the administrative cost associated with being a public company and reducing staff and professional services to the minimal levels.  We expect to complete the sale of our Texas manufacturing assets within the next 30 days resulting in a partial pay down in our senior debt.

We currently have total debt outstanding, including the amount due to the subordinated note holders of approximately $16 million.  Approximately one-half, or about $8 million, is senior debt.  Our “active” accounts receivable are approximately $10 million which should generate approximately $15 million in cash receipts, before expenses, over the next 42 months.  Although it is not assured, with the on-going cooperation of our senior lender our plan reflects slowly growing our existing receivables portfolio while reducing our senior debt, positioning us to begin to address repayment of the subordinated debt.

Our Current Status

On January 2, 2009, STEN reported its plan to discontinue its offering of renewable unsecured subordinated notes and at that time, STEN also announced the suspension of individual note repayments.  All of STEN’s assets, and all of the assets of STEN’s subsidiaries, are pledged as collateral on an $8.85 million senior credit facility with Valens.  As was described fully in the offering prospectus, Valens has a right of repayment that is superior to any repayment rights of the note holders.  Non-payment of any note is an event of default under our agreement with Valens, giving Valens the right to accelerate its entire note and foreclose on all of the assets of STEN.

Going Forward

Valens has not asserted its right to accelerate its debt or to foreclose on our assets.   While there is no assurance Valens will not conclude to exercise these rights, we are working cooperatively with Valens to implement a business plan that includes the repayment of the principal amount of notes.  Given Valens’ rights under the senior credit facility, any plan we develop must have the support of Valens to be viable.

We continue to believe our auto finance business is a viable enterprise and we are working to enhance the viability of this enterprise as means for repaying the notes.

What Does this Mean to the Note Holder?

While there are many variables, our current view is that the suspension of interest and principal payments will last for at least a year.  We recognize that a feasible plan must be both reasonable and achievable.  We will continue regular communication as to the status of the business and as to information related to when the payment of interest and principal will resume.

Conclusion

As I indicated in my earlier letter, while I wish we could be more specific as to when we will be in a position to initiate payments to note holders. I can report that we are working toward this goal and we are continuing to see modest improvements in our business.   We continue to work toward realization of the value of our significant asset in our installment notes receivable portfolio.   Our response to the current issues facing the business is to continue to follow through on a plan that we believe will result in repayment to the note holders.  To achieve this objective our first goal is to protect the basic economic enterprise that will eventually generate that cash and we are focused on doing that in a manner that we expect will eventually result in cash flowing to the note holders.

I understand that the uncertainty surrounding the notes is especially unsettling and I also appreciate the fact that many investors have suffered personal reversals as a result of the current economic crisis making the need for the funds more pressing.  It will take considerable time before the timing of payments of any payments to note holders becomes clear.  We expect to continue to communicate with you regarding our progress.  If you have any questions please feel free to call me, recognizing I cannot disclose any information other than the information that has been disseminated to all of the note holders.

Sincerely,

/s/ Kenneth W. Brimmer

Kenneth W. Brimmer

CEO

952-545-2776